Exhibit 10.38
COOPER-STANDARD AUTOMOTIVE INC.
ANNUAL INCENTIVE PLAN

(Amended and Restated Effective as of January 1, 2018)

ARTICLE 1.
PURPOSE AND DURATION

Section 1.1. Purpose. This Cooper-Standard Automotive Inc. Annual Incentive Plan (the “Plan”) is intended to motivate key employees of the Company and its Affiliates (collectively the “Company”) who have the prime responsibility for the operations of the Company to achieve annual performance objectives that are aligned with the Company’s strategic goals and which are intended to result in increased value to Company shareholders. Awards granted under Section 10 of the Cooper-Standard Holdings Inc. 2017 Omnibus Incentive Plan, as amended and restated (the “Omnibus Plan”), will be subject to the terms of this Plan and the Omnibus Plan, although in the event of any discrepancy between the terms of this Plan and the Omnibus Plan, the terms of the Omnibus Plan shall control. Capitalized terms not otherwise defined herein shall have the same meanings as in the Omnibus Plan.

Section 1.2. Duration. The Plan is effective for performance periods beginning as of January 1, 2011, and will remain in effect until terminated pursuant to Article 9. This Plan is amended and restated effective January 1, 2016 and the amendments included herein apply to performance periods beginning on and after January 1, 2016. This Plan is amended and restated effective January 1, 2018 and the amendments included herein apply to performance periods beginning on or after January 1, 2018.

ARTICLE 2.
DEFINITIONS AND CONSTRUCTION

Section 2.1. Definitions. Wherever used in the Plan, the following terms shall have the meanings set forth below and, when the meaning is intended, the initial letter of the word is capitalized:

(a)“Affiliate” means, with respect to an entity, any entity directly or indirectly controlling, controlled by, or under common control with, such first entity.

(b)“Administrator” means, with respect to Executive Officers, the Committee, and with respect to all other Executives, the Chief Executive Officer of the Company.

(c)“Base Salary” of a Participant means the annual rate of base pay in effect for such Participant as of the last day of the Performance Period, or such other date as the Administrator specifies.

(d)“Board” means the Board of Directors of the Company.

(e)“Company” means Cooper-Standard Automotive Inc., and any successor thereto as provided in Article 12.

(f)	“Committee” means the Compensation Committee of the Board.

(g)	“Covered Employee” has the meaning given in Code Section 162(m).

(h)“Exchange Act” means the Securities Exchange Act of 1934, as amended. Any reference to a particular provision of the Exchange Act shall be deemed to include any successor provision thereto.

(i) “Executive” means an employee of the Company designated by the Chief Executive Officer solely for purposes of participation in this Plan.

(j) “Executive Officer” means an employee of the Company who is an “officer” within the meaning of Rule 16a-1(f) promulgated under the Exchange Act or, if at any time the Company does not have a class of securities registered pursuant to Section 12 of the Exchange Act, an employee of the Company who would be deemed an “officer” within the meaning of Rule 16a-1(f) if the Company had a class of securities so registered, as determined by the Board in its discretion.

(k)“Misconduct” means any act or omission that is not in the best interests of the Company , as determined by the Administrator, including but not limited to: (1) violation of the Code of Conduct or any employment, noncompete, confidentiality or other agreement or policy in effect with the Company , (2) taking any action or making statements that would damage or negatively reflect on the reputation of the Company or its directors or employees , or (3) failure to comply with applicable laws relating to trade secrets, confidential information or unfair competition.

(l) “Participant” means an Executive Officer or Executive who has been granted a Performance Award by the Administrator.

(m)“Performance Award” means an opportunity granted to a Participant to receive a payment based in whole or part on the extent to which one or more Performance Goals for one or more Performance Measures are achieved for the Performance Period, subject to the conditions described in the Plan and that the Administrator otherwise imposes.

(n)“Performance Measures” means the category or categories of performance that must be achieved as determined by the Administrator at the time of grant of a Performance Award. Performance Measures may be measured (1) for the Company on a consolidated basis, (2) for any one or more Affiliates or divisions of the Company and/or (3) for any other business unit or units of the Company as defined by the Administrator. In addition, the Administrator may exercise discretion in determining eligibility for a Performance Award based on the Participant’s individual performance evaluation as a condition to receiving all or any portion of an award payment.

(o) “Performance Goal” means the level(s) of performance for a Performance Measure that must be attained in order for a payment to be made under a Performance Award, and/or for the amount of payment to be determined based on the Performance Scale. With respect to Performance

Awards granted pursuant to Section 10 of the Omnibus Plan, the Performance Goals must comply with the terms of the Omnibus Plan.

(p)“Performance Period” means a period of one fiscal year of the Company, as selected by the Administrator.

(q)“Performance Scale” means, with respect to a Performance Measure, a scale from which the level of achievement may be calculated for any given level of actual performance for such Performance Measure as determined by the Administrator.

(r) “Retirement” means termination of employment with the Company (without Cause) on or after (1) attainment of age 65 or (2) attainment of age 60 with five (5) Years of Service.

(s) “Years of Service” means the employee’s total years of employment with the Company, including years of employment with an entity that is acquired by the Company prior to such acquisition.

ARTICLE 3. ELIGIBILITY

Section 3.1. Eligibility. All Executive Officers, and such Executives as designated by the Chief Executive Officer, shall be eligible to participate in the Plan.

Section 3.2. New Hires; Transfers In, Out and Between Eligible Positions.

(a)Notwithstanding Section 3.1, for a key employee who is appointed or promoted into a position that is eligible for a Performance Award, the Administrator may (1) select such key employee as a Participant at any time during the course of a Performance Period, (2) take action as a result of which there is an additional Performance Award made to a key employee who, as to a Performance Period that is in progress, is already a Participant and as to whom a Performance Award is already in effect where the additional Performance Award relates to the same Performance Period, or (3) change the Performance Goals, Performance Measures, Performance Scale or potential award amount under a Performance Award that is already in effect; provided that the discretion described in clause (3) shall not be exercisable with respect to any Participant who is a Covered Employee unless the exercise of such discretion results in a reduction in the amount that would have otherwise been payable to such individual. In such event, the Administrator may, but is not required to, prorate the amount that would otherwise be payable under such Performance Award if the Participant had been employed during the entire Performance Period to reflect the period of actual employment during the Performance Period.

(b)If a Participant is demoted during a Performance Period, the Administrator may decrease the potential award amount of any Performance Award, or revise the Performance

Goals, Performance Measures or Performance Scale, as determined by the Administrator to reflect the demotion.

(c) If a Participant is transferred from employment by the Company to the employment of an Affiliate, or vice versa, the Administrator may revise the Participant’s Performance Award to reflect the transfer, including but not limited to, changing the potential award amount, Performance Measures, Performance Goals and Performance Scale; provided that the discretion described in this subsection (c) shall not be exercisable with respect to any Participant who is a Covered Employee unless the exercise of such discretion results in a reduction in the amount that would have otherwise payable to such individual.

Section 3.3. Termination of Employment.

(a)Except as otherwise provided under the terms of an employment or severance agreement between a Participant and the Company, or under the Company’s Executive Severance Pay Plan, no Participant shall earn an incentive award for a Performance Period unless the Participant is employed by the Company (or is on an approved leave of absence) on the last day of such Performance Period, unless employment was terminated during the period as a result of Retirement, Disability or death, or unless payment is approved by the Administrator after considering the cause of termination.

(b)If a Participant’s employment is terminated as a result of death, Disability or Retirement, then unless the Administrator decides to provide a greater amount, the Participant (or the Participant’s estate in the event of his death) shall be entitled to receive an amount equal to the product of (x) the amount calculated under Section 5.1 and (y) a fraction, the numerator of which is the number of the Participant’s days of employment during the Performance Period for such award and the denominator of which is the number of days in the Performance Period for such award. Payment shall be made as provided in Section 5.2.

ARTICLE 4.
CONTINGENT PERFORMANCE AWARDS

At the time of grant of a Performance Award, the Administrator shall determine for each award the Performance Measure(s), the Performance Goal(s) for each Performance Measure, the Performance Scale (which may vary for different Performance Measures), and the amount payable to the Participant if and to the extent the Performance Goals are met (as measured from the Performance Scale). The amount payable to a Participant may be designated as a flat dollar amount or as a percentage of the Participant’s Base Salary, or may be determined by any other means as the Administrator may specify at the time the Performance Award is granted. The amount payable to any Participant to whom a Performance Award is granted under Section 10 of the Omnibus Plan shall be subject to the dollar limit imposed under such plan.

ARTICLE 5. PAYMENT

Section 5.1. Evaluating Performance and Computing Awards.

(a)As soon as practicable following the close of a Performance Period, the Administrator shall determine whether and to what extent the Performance Goals and other material terms of the Performance Award issued for such period were achieved, and shall determine whether any discretionary adjustments under Subsection (b) shall be made. The Administrator (or its delegate) shall then determine the award amount payable to a Participant under the Performance Award.

(b)The Administrator may adjust each Participant’s potential award amount under any Performance Award, based upon overall individual performance and attainment of goals up to a maximum of plus fifty percent (+50%) or down to a maximum of minus one hundred percent (-100%); provided that with respect to any Participant who is a Covered Employee, the Administrator shall only be allowed to approve a downward adjustment.

Section 5.2. Timing and Form of Payment. When the payment due to the Participant has been determined, payment shall be made in a cash lump sum in the calendar year immediately following the close of the Performance Period, typically as soon as practicable after the Administrator has determined the extent to which the Performance Goals have been achieved.

Section 5.3. Misconduct. Notwithstanding the foregoing, after the end of the Performance Period for which the payment has accrued, but before payment is made, if the Participant engages in Misconduct, or if the Company determines after a Participant’s termination of employment that the Participant could have been terminated for Cause, the Performance Award shall be automatically cancelled and no payment or deferral shall be made. The Administrator may suspend payment (without liability for interest thereon) pending the Administrator’s determination of whether the Participant was or should have been terminated for Cause or whether the Participant has engaged in Misconduct.

Section 5.4. Recoupment. Compensation received by the Participant under the Plan shall be subject to the terms of any recoupment or clawback policy that may be adopted by the Company from time to time and to any requirement of applicable law, regulation or listing standard that requires the Company to recoup or clawback compensation paid under this Plan.

ARTICLE 6.
ADJUSTMENTS

In the event of any change in the outstanding shares of Company Common Stock by reason of any stock dividend or split, recapitalization, reclassification, merger, consolidation or exchange of shares or other similar corporate change, then if the Administrator shall determine that such change necessarily or equitably requires an adjustment in the Performance Goals established under a Performance Award, such adjustments shall be made by the Administrator and shall be conclusive and binding for all purposes of this Plan. No adjustment shall be made in connection with the issuance by the Company of any warrants, rights, or options to acquire additional shares of Common Stock or of securities convertible into Common Stock, and no such adjustment shall be permitted with respect to any Participant who is a Covered Employee to the extent such adjustment would cause the Participant’s Performance Award to cease to be qualified performance-based compensation within the meaning of Code Section 162(m).

ARTICLE 7.
RIGHTS OF PARTICIPANTS

Section 7.1. No Funding. No Participant shall have any interest in any fund or in any specific asset or assets of the Company by reason of any Performance Award under the Plan. It is intended that the Company has merely a contractual obligation to make payments when due hereunder and it is not intended that the Company hold any funds in reserve or trust to secure payments hereunder.

Section 7.2. No Transfer. No Participant may assign, pledge, or encumber his or her interest under the Plan, or any part thereof.

Section 7.3. No Implied Rights; Employment. Nothing contained in this Plan shall be construed to:

(a)Give any employee or Participant any right to receive any award other than in the sole discretion of the Administrator;

(b)Limit in any way the right of the Company to terminate a Participant’s employment at any time; or

(c)Be evidence of any agreement or understanding, express or implied, that a Participant will be retained in any particular position or at any particular rate of remuneration.

ARTICLE 8.
ADMINISTRATION

Section 8.1. General. The Plan shall be administered by the Administrator.

Section 8.2. Authority. In addition to the authority specifically provided herein, the Administrator shall have full power and discretionary authority to: (a) administer the Plan, including but not limited to the power and authority to construe and interpret the Plan; (b) correct errors, supply omissions or reconcile inconsistencies in the terms of the Plan or any Performance Award; (c) establish, amend or waive rules and regulations, and appoint such agents, as it deems appropriate for the Plan’s administration; and (d) make any other determinations, including factual determinations, and take any other action as it determines is necessary or desirable for the Plan’s administration.

Section 8.3. Decision Binding. The Administrator’s determinations and decisions made pursuant to the provisions of the Plan and all related orders or resolutions of the Board shall be final, conclusive and binding on all persons who have an interest in the Plan or an award, and such determinations and decisions shall not be reviewable.

ARTICLE 9.
AMENDMENT AND TERMINATION

Section 9.1. Amendment. The Committee may modify or amend, in whole or in part, any or all of the provisions of the Plan or any Performance Award, and may suspend the Plan, at any time;

provided, however, that no such modification, amendment, or suspension may, without the consent of the Participant or his legal representative in the case of his death, adversely affect the amount of any payment earned and due under the Plan with respect to any Performance Award in effect prior to the date of such modification, amendment or suspension.

Section 9.2. Termination. The Committee may terminate the Plan at any time; provided, however, that no such termination may, without the consent of the Participant or his legal representative in the case of his death, adversely affect the amount of any payment earned and due under the Plan with respect to any Performance Award in effect prior to the date of such termination.

ARTICLE 10.
TAX WITHHOLDING

The Company shall have the right to deduct from all cash payments made hereunder (or from any other payments due a Participant) any foreign, federal, state, or local taxes required by law to be withheld with respect to such cash payments.

ARTICLE 11.
OFFSET

The Company shall have the right to offset from any amount payable hereunder any amount that the Participant owes to the Company without the consent of the Participant (or his estate, in the event of the Participant’s death).

ARTICLE 12.
SUCCESSORS

All obligations of the Company under the Plan with respect to Performance Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or otherwise, of all or substantially all of the business and/or assets of the Company. The Plan shall be binding upon and inure to the benefit of the Participants and their heirs, executors, administrators and legal representatives.

ARTICLE 13.
DISPUTE RESOLUTION

Unless prohibited by law, any legal action or proceeding with respect to this Plan or any Performance Award, or for recognition and enforcement of any judgment in respect to this Plan or any Performance Award, may only be heard in a “bench” trial, and any party to such action or proceeding shall agree to waive its right to a jury trial. Any legal action or proceeding with respect to this Plan or any Performance Award must be brought within one year (365 days) after the day the complaining party first knew or should have known of the events giving rise to the complaint.